UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2025

Baker Hughes Company

(Exact name of registrant as specified in charter)

Delaware	1-38143	81-4403168
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 N. Dairy Ashford Rd., Suite 100 Houston, Texas	77079-1121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKR	The Nasdaq Stock Market LLC
5.125% Senior Notes due 2040 of Baker Hughes Holdings LLC and Baker Hughes Co-Obligor, Inc.	BKR40	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 15, 2025, Baker Hughes Holdings LLC (“BHH”), as borrower, and Baker Hughes Company (“BHC”), as parent guarantor, entered into a term loan credit agreement (the “Term Loan Credit Agreement”) with the lender parties thereto (the “Lenders”) and Goldman Sachs Bank USA (the “Administrative Agent”), as administrative agent, with aggregate lending commitments of $2.6 billion for a senior, unsecured delayed draw term loan facility in connection with BHC’s previously announced agreement to acquire Chart Industries, Inc. (“Chart”) pursuant to that certain Agreement and Plan of Merger, dated as of July 28, 2025, among BHC, Tango Merger Sub, Inc. and Chart (the “Merger Agreement” and the acquisition of Chart, the “Chart Acquisition”). BHC fully guaranteed the obligations under the Term Loan Credit Agreement.

The availability of the term loan under the Term Loan Credit Agreement is subject to the satisfaction (or waiver) of certain conditions set forth therein, including the substantially concurrent consummation of the Chart Acquisition. The proceeds of the term loan shall be used by BHC to finance, together with other sources of funds, the Chart Acquisition and to pay related fees and expenses in the event that BHC has not obtained other permanent financing prior to the closing of the Chart Acquisition.

Under the Term Loan Credit Agreement, the term loan commitments will be reduced by the full amount of any net cash proceeds that BHC or its subsidiaries receive from certain asset sales between the effective date of the Term Loan Credit Agreement and the term loan closing date, after giving effect to any applicable reinvestment period.

Loans under the Term Loan Credit Agreement will bear interest at a rate per annum equal to (i) Adjusted Term SOFR (being Term SOFR plus a credit spread adjustment of 10 bps), plus an applicable margin ranging from 62.5 bps to 112.5 bps based on the ratings of BHH’s senior unsecured non-credit enhanced long-term debt, as determined by Standard & Poor’s or Moody’s (the “Ratings”), or (ii) the Alternate Base Rate (as defined in the Term Loan Credit Agreement), plus an applicable margin of 0 bps or 12.5 bps based on BHH’s Ratings.

Unless previously terminated, commitments under the Term Loan Credit Agreement will terminate upon the earliest of (i) the closing of the Chart Acquisition without the funding of any term loans under the Term Loan Credit Agreement, (ii) the date on which the Merger Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Administrative Agent has received written notice thereof from BHH, and (iii) five business days after the Outside Date (as defined in the Merger Agreement as in effect on July 28, 2025). Borrowings under the Term Loan Credit Agreement will mature 2 years from the date of funding.

The Term Loan Credit Agreement also contains (i) certain representations and warranties, (ii) certain affirmative covenants, (iii) certain negative covenants and (iv) certain events of default, including among other things, cross-acceleration to certain indebtedness, and certain events of bankruptcy in each case, that BHH and BHC consider customary. If such an event of default occurs, the Lenders would be entitled to accelerate amounts due under the Term Loan Credit Agreement.

The above summary of the terms of the Term Loan Credit Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of August 15, 2025, among Baker Hughes Holdings LLC, as the borrower, Baker Hughes Company, as the parent guarantor, the lenders party thereto and Goldman Sachs Bank USA, as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baker Hughes Company

Date: August 18, 2025	By:	/s/ Fernando Contreras
	Name:	Fernando Contreras
	Title:	Vice President, Chief Compliance Officer & Corporate Secretary